SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. __)

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Common Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

INTERMOUNTAIN COMMUNITY BANCORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 12a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Intermountain Community Bancorp

414 Church Street

Sandpoint, Idaho 83864

March 22, 2013

To the Shareholders of Intermountain Community Bancorp:

We cordially invite you to attend the 2013 Annual Shareholders Meeting of Intermountain Community Bancorp to be held on Wednesday, April 24, 2013 at 10:00 a.m. at The Sandpoint Center, located at 414 Church Street, Sandpoint, Idaho 83864.

As you are aware, 2012 was a busy year. In January 2012, we successfully completed a capital raise, followed by a shareholder rights offering. At the 2012 annual meeting, shareholders approved a class of non-voting common stock, a reverse stock split, and a new equity plan. This year, among other things, you will vote (i) to elect one class of directors, (ii) on a non-binding proposal to approve executive compensation, and (iii) on the ratification of our accountants for the year 2013. In addition, you will vote on an amendment to Intermountain’s articles of incorporation to declassify the board of directors so that beginning with the 2014 annual meeting, all directors would be elected on an annual basis.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. We encourage you to promptly complete and return the enclosed proxy card or vote by Internet or telephone, as specified in your proxy card; if you attend the meeting in person, you may withdraw your proxy and vote your shares.

Further information regarding voting rights and the business to be transacted at the annual meeting is included in the accompanying proxy statement. Your continued interest in and support of Intermountain Community Bancorp is truly appreciated.

Sincerely,

Curt Hecker President and Chief Executive Officer

INTERMOUNTAIN COMMUNITY BANCORP

414 Church Street

Sandpoint, Idaho 83864

(208) 263-0505

Notice of Annual Meeting of Shareholders

TIME	10:00 a.m. Pacific Daylight Time on Wednesday, April 24, 2013

PLACE	The Sandpoint Center, 414 Church Street, Sandpoint, Idaho 83864 2nd Floor Auditorium

ITEMS OF BUSINESS	(1) To elect four directors to a three-year term; provided that if Item 2 is approved, such directors will serve only a one-year term.

(2) To approve an amendment to our articles of incorporation to declassify the board of directors and require that each director stand for election annually.

(3) To consider and approve an advisory (non-binding) vote to approve the compensation of Intermountain’s executive officers, as disclosed in the proxy statement.

(4) To ratify the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year 2013.

(5) To act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder of record at the close of business on February 26, 2013.

VOTING BY PROXY	Please submit your proxy card as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on your enclosed proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum.

Registered holders may vote:

•	By Internet: go to www.voteproxy.com

•	By Phone: call toll-free 1-800-PROXIES (1-800-776-9437)

•	By Mail: mark, sign, date and mail your proxy card

Beneficial Holders: If your shares are held in the name of a broker, bank or other holder of record, you must follow the instructions you receive from the holder of record to vote your shares.

By Order of the Board

Dale Schuman	Curt Hecker
Corporate Secretary	President and Chief Executive Officer

This proxy statement and the accompanying proxy card are being distributed on or about

March 22, 2013

i

ii

PROXY STATEMENT

For Annual Meeting of Shareholders

to be held on April 24, 2013

Important Notice Regarding the Availability of Proxy Materials for the 2013 Shareholder Meeting:

A copy of this Proxy Statement and the Annual Report on Form 10-K for the year ended December 31, 2012, which also serves as the Annual Report to Shareholders, are available at www.intermountainbank.com.

INFORMATION ABOUT THE MEETING

Why did I receive these proxy materials?

We are providing this Notice of Annual Meeting, proxy statement and the accompanying proxy card (the “proxy materials”) for use in connection with the Annual Meeting of Shareholders of Intermountain Community Bancorp (also referred to in this proxy statement as “Intermountain,” the “Company,” “we” and “us”) to be held on Wednesday, April 24, 2013. These proxy materials are first being mailed to shareholders on or about March 22, 2013.

What proposals will be voted on at the annual meeting?

At the annual meeting, holders of our voting common stock (“Voting Common Stock”) will be asked to consider and act upon the following proposals:

•	Election of Directors. To elect four nominees as directors with three-year terms to expire in 2016 provided that if Item 2 is approved, such directors will serve only a one-year term.

•

Amendment to Articles to Declassify the Board. Approval of an amendment to our articles of incorporation to declassify the board of directors and require that each director stand for election annually.

•	Advisory (non-binding) Vote on Executive Compensation. To consider and approve in an advisory (non-binding) vote the compensation of Intermountain executives as disclosed in the proxy statement.

•	Ratification of the Appointment of Independent Accountants. To ratify the appointment of Intermountain’s independent registered public accounting firm for 2013.

Why is the Declassification of the Board being proposed?

The classified board structure has been in place since the Company’s incorporation in 1997. While we believe our shareholders have benefited from having a classified board and continue to believe that there are good reasons to retain it, an annual election fosters board accountability, enables shareholders to express a view on each director’s performance by means of an annual vote and supports the Company’s ongoing efforts to adopt “best practices” in corporate governance. As a result, the Board has concluded that the amendment to the articles of incorporation to declassify the board is in the best interests of the Company and its shareholders.

How does the Board of Directors recommend I vote?

The Board of Directors (the “Board of Directors”) unanimously recommends that you vote:

•	“FOR” the director nominees;

•	“FOR” the articles of incorporation amendment to declassify the board;

•	“FOR” the approval of the advisory (non-binding) vote to approve executive compensation; and

•	“FOR” the ratification of the appointment of the independent registered public accounting firm.

What vote is required to approve each of the proposals?

Election of Directors. The four nominees in the class of directors for election as directors at the annual meeting whose terms expire in 2013 who receive the highest number of affirmative votes FOR will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from each nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

Declassification of the Board. To approve the amendment to the articles that declassifies the board, we must receive the affirmative vote FOR the proposal by holders of at least two-thirds (2/3) of the total votes entitled to be cast at the annual meeting. Abstentions and broker non-votes (defined below) will have the same effect as a vote against the proposal.

Advisory (non-binding) Vote on Executive Compensation. The advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote for, against or abstain from approving the advisory (non-binding) vote on executive compensation. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Ratification of the Appointment of the Independent Registered Public Accounting Firm. The proposal to ratify the appointment of Intermountain’s independent registered public accounting firm for 2013 requires the affirmative vote FOR the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote for, against or abstain from the ratification of the independent registered public accounting firm. Abstentions and broker non-votes will have no effect on the outcome of the vote.

How will my proxy be voted?

Shares represented by properly executed proxies that are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, the persons named in the proxy will vote the shares represented by the proxy FOR the director nominees, FOR the articles amendment to eliminate the classified board; FOR the approval of the advisory (non-binding) vote to approve executive compensation, and FOR the ratification of the independent registered public accounting firm.

Can I revoke my proxy?

Any proxy given by a shareholder may be revoked before its exercise by (1) giving notice to us in writing, (2) delivering to us a subsequently dated proxy, or (3) notifying us at the annual meeting before the shareholder vote is taken.

Who is soliciting proxies?

Our Board of Directors is soliciting proxies from the holders of our Voting Common Stock, and we will pay the associated costs. Solicitation may be made by Intermountain’s and Panhandle State Bank’s (the “Bank”) directors, officers and employees. In addition, we may engage an outside proxy solicitation firm to render proxy solicitation services. If we do, we will pay a fee for such services. Solicitation may be made through the mail, or by telephone, facsimile, or personal interview. We also may reimburse brokerage firms, custodians and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Who is entitled to vote?

Shareholders who owned our Voting Common Stock as of the close of business on February 26, 2013 (the “Record Date”) are entitled to vote at the annual meeting. There were approximately 2,603,674 shares of our Voting Common Stock issued and outstanding on the Record Date, and each share of Voting Common Stock is entitled to one vote on each matter properly brought before the annual meeting. Our outstanding Non-Voting Common Stock (the “Non-Voting Common Stock”) and our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, no par value (the “Series A Preferred Stock”) are not entitled to vote at the annual meeting.

What is the quorum requirement for the annual meeting?

The quorum requirement for holding the annual meeting and transacting business is a majority of the total votes entitled to be cast at the annual meeting. The shares may be present in person or represented by proxy at the annual meeting. Both abstentions and broker non-votes (defined below) are counted as present for the purpose of determining the presence of a quorum.

Are these proxy materials available online?

This Notice of Annual Meeting and proxy statement are available on our website at www.intermountainbank.com.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with Intermountain’s transfer agent, American Stock Transfer and Trust, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent to you by Intermountain through American Stock Transfer and Trust. As the shareholder of record, you have the right to grant your voting proxy directly to Intermountain or to vote in person at the annual meeting. Intermountain has enclosed a proxy card for you to use. For instructions on voting by telephone or the Internet, please refer to your proxy card, the Notice of Annual Meeting delivered with this proxy statement and the instructions set forth below.

Beneficial Ownership/Broker Non-Votes. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name (“street name”), and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote with respect to the shares you beneficially own. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. A “broker non-vote” occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the proposal is not routine and the broker therefore lacks discretionary authority to vote the shares, and (2) the beneficial owner does not submit voting instructions to the broker. If you do not instruct your broker on how to vote your shares, your broker may vote your shares at this meeting on the ratification of the appointment of the independent registered accounting firm only. If no instruction is given with respect to the election of directors, the amendment to the articles of incorporation, or approval of the advisory (non-binding) resolution on executive compensation, your broker cannot vote your shares on these proposals.

How do I vote?

Shareholders of Record: For shares registered in your name, you may vote your shares either in person at the annual meeting or by proxy.

•	In-Person Voting: Attend the annual meeting and deliver your completed proxy card in person.

•

Telephone Voting: You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-PROXIES (1-800-776-9437). Please see the instructions on the enclosed proxy card.

•

Internet Voting: You may grant a proxy to vote your shares by means of the Internet. The Internet voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by means of the Internet, go to www.voteproxy.com. You will be required to provide our number and the control number, both of which are contained on your proxy card. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired.

•	By-Mail Voting: To vote by mail, you should mark, date, sign and mail the enclosed proxy card in the envelope provided.

Beneficial Owners: Shareholders whose shares are held in street name, that is, the shares are held in the name of and through a broker or nominee, may vote their shares either in person, at the annual meeting or by proxy.

•	In-Person Voting: Prior to the annual meeting, obtain a proxy form from the institution that holds your shares. Attend the annual meeting and deliver your completed proxy form in person.

•	Proxy Voting: Most beneficial owners, whose stock is held in street name, receive instructions for granting proxies from their banks, brokers or other agents.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or accessing the website as shown on the instruction form received from your broker or bank.

General information for all shares voted via the Internet or by phone. We must receive Internet or telephone votes by 11:59 p.m. on Tuesday, April 23, 2013. Submitting your proxy via the Internet or by phone will not affect your right to vote in person should you decide to attend the annual meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. We will publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission within four business days after the annual meeting. After the Form 8-K is filed, you may obtain a copy by visiting our website at www.intermountainbank.com and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

General

Our amended and restated articles of incorporation (“articles”) and bylaws allow the Board to set the number of directors on the Board within a range of five to fifteen. The articles also authorize the Board to fill vacancies that occur on the Board, including vacancies that are a result of increasing the number of directors. The Board has set the number of directors at ten. Information regarding the directors’ backgrounds and qualifications is set forth below under each of their biographical summaries.

Under the terms of our current articles, Directors are generally elected for terms of three years or until their successors are elected and qualified. Our articles provide for the classification of directors, with approximately one-third of the directors elected each year, with the classes of directors as near-equal size as possible. Under applicable corporate law, directors remain directors of a company until their successors are duly elected and qualified, notwithstanding the expiration of their respective term. As discussed in this proxy statement, shareholders are being asked to vote for an amendment to the Company’s articles of incorporation that would declassify the board of directors. If approved, the classes of directors would cease to exist, and all ten Directors would stand for election at the 2014 annual meeting and annually thereafter.

Since the terms of our current articles provide for the classification of directors, our Nominating/Corporate Governance Committee has recommended and the Board has nominated James T. Diehl, Russell J. Kubiak, John B. Parker and Jim Patrick for election as directors for three-year terms to expire at the 2016 annual meeting of shareholders. Should Proposal No. 2 be approved by the shareholders, each of Messrs. Diehl, Kubiak, Parker, and Patrick, along with all other directors, will stand for election at the 2014 annual meeting and annually thereafter.

If any of the nominees should refuse or become unable to serve, your proxy will be voted for the person the Board designates to replace that nominee. We are not aware of any nominee who will be unable to or refuses to serve as a director. As disclosed in prior SEC reports, as a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”) implemented in connection with the Troubled Asset Relief Program (“TARP”), in the event we do not pay dividends on the preferred stock issued to Treasury under the CPP for six quarters, whether consecutive or not, Treasury has the right to appoint two directors to the Company’s Board until all accrued but unpaid dividends have been paid. As of the date of this proxy statement, Intermountain has paid all dividends on the preferred stock.

Vote Required

The four nominees for election as directors appointed to the class of directors whose terms expire in 2016 who receive the highest number of affirmative votes FOR will be elected. Brokers do not have discretion to cast a vote FOR the election of directors. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends a vote “FOR” each of the nominees to the Board.

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

The following tables set forth certain information with respect to the director nominees and the continuing directors.

Director Nominees

Name	Age as of 2/15/13	Primary Occupation

Term to Expire in 2016
James T. Diehl	58	Attorney—Firm of J.T. Diehl
Russell J. Kubiak	66	Chief Operating Officer of James Fenton Company, Inc.
John B. Parker	79	Retired Auto Dealer
Jim Patrick	67	Farm Owner/Operator; Idaho State Senator

Continuing Directors
Terms To Expire 2014
Maggie Y. Lyons	55	President of Resolve Financial Group, Inc.
Ronald Jones	57	CFO of Ecolotree, Inc.; Farm Owner/Operator
John L. Welborn, Jr.	35	Director and Co-Chief Investment Officer of Stadium Capital Management, LLC

Terms To Expire 2015
Ford Elsaesser	61	Attorney—Firm of Elsaesser Jarzabek Anderson Elliott & Macdonald Chtd.
Curt Hecker	52	President & CEO of Intermountain and Panhandle State Bank
Michael J. Romine	72	Retired; Former Vice President & CFO of Inland Northwest Distributing, Inc.

Background of Nominees and Continuing Directors

The business experience and any public company directorships of each of the directors for the past five years are described below. Directors of Intermountain also serve as directors of the Bank. Five of the directors (Messrs. Diehl, Elsaesser, Hecker, Parker and Romine) have been directors of Intermountain since the Company’s inception in 1997.

Director Nominees

James T. Diehl has served as Vice Chairman of the Board of Intermountain since its formation in 1997. Mr. Diehl has been a director of the Bank since 1990 and has served as Vice Chairman of the Board of the Bank since 2001. He is an attorney and has been the sole proprietor of the law firm of J. T. Diehl since 1987. In addition to his law degree which he earned from Gonzaga University, Mr. Diehl also has a degree in Business Administration from the University of Montana. He brings to the Board a familiarity with the northern Idaho market based on over 28 years of practicing real estate and business law in the local community, and he has an extensive network of business and personal contacts within the Company’s primary market.

Russell J. Kubiak was appointed as a director to the Intermountain and Bank Boards in January 2012, following the closing of Intermountain’s 2012 Capital Raise, pursuant to the securities purchase agreement with JRF, LLC. In 2007, Mr. Kubiak was appointed the Chief Operating Officer of James Fenton Company, Inc., located in Sandpoint, Idaho, and its affiliates, Barrett, LTD, and JRF, LLC. James Fenton Company is a diversified real estate and investment company holding various real estate assets in Idaho and California. The company was founded by James Fenton, a former director of Intermountain and the Bank, who was also a founding shareholder until his death in 2005 and, prior to the capital raise, was Intermountain’s largest shareholder. Mr. Kubiak oversees all company assets, personnel supervision and long- and short-range planning.

Prior to his appointment in 2007, Mr. Kubiak served as the President and Chief Executive Officer of Production Finance International, LLC, a company that he founded in 1994 and which provided transaction-based trade financing for small businesses generally importing or exporting consumer and industrial products. Prior to that time, Mr. Kubiak founded Serac, Inc. in 1972, a prominent skiwear products company. Mr. Kubiak holds a degree in communications from the University of Washington.

John B. Parker has served as Chairman of the Board of Intermountain since its formation in 1997 and has been a director of the Bank since 1980 and Chairman of the Board of the Bank since 1995. Mr. Parker shall step down as Chairman of the Board of Intermountain following the 2013 annual meeting. Mr. Parker began his career as an auto dealer in Sandpoint in 1957 and retired in June 1999 from Taylor-Parker Motor Company as general manager. Mr. Parker has a degree in business with a major in marketing from the University of Idaho. In addition to his 42-year management career in the auto industry, Mr. Parker has also served on and chaired local community boards in Bonner County including 38 years as chairman of the Bonner General Hospital Board. As a longtime resident and businessman in Sandpoint, Mr. Parker provides an extensive network of business and personal contacts and a valuable perspective with regard to the Company’s primary market.

Jim Patrick was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Patrick was a founding director of Magic Valley Bank, and he served on the Snake River Bancorp, Inc. Board from the company’s formation in 2002 until its merger with Intermountain. Mr. Patrick has been the owner/operator of a farm in south central Idaho since 1973 and has served on the boards of various state and national farm organizations. From 2006 to 2012, Mr. Patrick served in the Idaho State Legislature as Representative for District 23 and, as a member of the Budget Committee, oversaw billions of dollars of state revenue including the payroll budget for a workforce of over 20,000 state employees. In 2012, Mr. Patrick was elected to the Idaho State Senate and serves on the Commerce and Human Resources Committees overseeing the departments of finance, insurance, building safety and human resources, as well as the Education and Agricultural Committees. Mr. Patrick has a Bachelor of Science degree from the University of Idaho where he studied agricultural economics and business management. Mr. Patrick’s agricultural background includes extensive knowledge of water rights issues and their effects on agriculture in southern Idaho. Mr. Patrick’s prior service as a bank director coupled with his extensive budgeting background, agricultural knowledge, and long standing in the community provides the Board with valuable resources.

Continuing Directors

Ford Elsaesser has been a director of Intermountain since 1997 and of the Bank since 1992. Mr. Elsaesser shall be appointed as Chairman of the Board of Intermountain following the 2013 annual meeting to succeed Mr. Parker. Mr. Elsaesser has a Bachelor of Science degree in forestry from Goodard College, Vermont, and a law degree from the University of Idaho College of Law. Mr. Elsaesser is the managing and senior partner of the law firm of Elsaesser Jarzabek Anderson Elliott & Macdonald, Chtd. which he founded in 1980. Mr. Elsaesser has also served as the Idaho Chapter 7 Bankruptcy Trustee in nine northern Idaho counties since 1984, Chapter 12 Bankruptcy Trustee in northern Idaho and eastern Washington since 1986 and as court appointed receiver, examiner and Chapter 11 Trustee in numerous cases. This broad experience in bankruptcy law brings a unique perspective to the Board from a risk management standpoint.

Curt Hecker has been a director and Intermountain’s President and Chief Executive Officer since its inception. Mr. Hecker was hired in 1995 as an Executive Vice President of the Bank. He has served as Chief Executive Officer and director of the Bank since 1996, and in May 2012 was also appointed President of the Bank, a position which he previously held from 1996 to 2001. Mr. Hecker earned a Business Administration degree from Boise State University in 1983 and graduated from Pacific Coast Banking School in 1994. Mr. Hecker joined the Bank with 11 years of banking experience as a vice president and manager with a bank that experienced various expansions through numerous mergers and acquisitions. In addition to the experience and knowledge gained during his early career, since 1996 Mr. Hecker has served on the Board of Directors of

Coldwater Creek, Inc., a publicly traded retail company based in northern Idaho, and in 2009 joined the Board of Pacific Coast Bankers’ Bank. The Board believes that the CEO’s service as a director is one of primary liaison between the Board and management and as the executive with overall responsibility for executing the Company’s strategic plan.

Ronald Jones was appointed to the Intermountain Board in November 2004, following Intermountain’s merger with Snake River Bancorp, Inc./Magic Valley Bank. Mr. Jones served as Chairman of Magic Valley Bank from its opening in 1997 until April 2004. Mr. Jones has a Bachelor’s degree in Agricultural Economics from South Dakota State University and a Master’s degree in Business Administration from Colorado State University. His 16 years of experience as a bank director have included four capital expansions. As an independent consultant and expert witness in the bankruptcy system, he has experience in business modeling and analysis, especially related to agriculture. In the environmental engineering area, Mr. Jones develops life-cycle cost models for comparison of alternative treatment methods. Mr. Jones previously operated a business specializing in computerized accounting systems with an emphasis on clarity of management reports, sensitivity analysis, and risk recognition. Mr. Jones’ prior director experience together with his experience and background in business analysis serves as a valuable resource.

Maggie Y. Lyons has been a director of Intermountain and the Bank since 2001. Ms. Lyons is currently President of Resolve Financial Group, Inc., a firm specializing in forensic accounting, bankruptcy and class-action settlement distributions, and other court-ordered services. She has held, and continues to be appointed to, positions of receivership, trustee and expert by courts in eastern Washington and Northern Idaho. Ms. Lyons is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Idaho where she majored in accounting. In addition, Ms. Lyons has been an active leader and participant in numerous civic and volunteer organizations in Kootenai County since 1989. Ms. Lyons’ financial expertise together with her extensive business and personal network serves as a valuable resource.

Michael J. Romine has been a director of Intermountain since 1997 and the Bank since 1980. Mr. Romine served as the Vice President and Chief Financial Officer of Inland Northwest Distributing, Inc. from 1992 until his retirement in 2007. Mr. Romine has a Bachelor of Science degree in accounting from Montana State University. In addition, he is retired as a partner in PricewaterhouseCoopers and worked as an auditor and consultant to various businesses, including banks, during his career. Mr. Romine’s financial, accounting and auditing experience provides the Board with the experience and expertise needed as Audit Committee Chair.

John L. Welborn, Jr. was appointed a director to the Intermountain and Bank Boards in January 2012, following the closing of Intermountain’s 2012 Capital Raise pursuant to the securities purchase agreement with Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. (collectively, “Stadium”), which gives Stadium the right to designate a nominee so long as they own more than 5% of the Company’s Voting Common Stock (including all securities convertible into common stock). Mr. Welborn is a Managing Director and co-chief investment officer of Stadium Capital Management, LLC, an investment firm with offices in Bend, Oregon and New Canaan, Connecticut. Stadium Capital Management, LLC is the sole general partner of Stadium Capital Partners, L.P. and Stadium Capital Qualified Partners, L.P. Mr. Welborn has been with Stadium Capital Management, LLC since 2000, and is responsible for sourcing, researching and monitoring publicly traded and privately negotiated investments for Stadium’s investment partnerships, and also leads Stadium’s investments in the banking industry. Prior to joining Stadium Capital, Mr. Welborn was a financial analyst at The Beacon Group, a $2.0 billion principal investment and advisory firm that is now part of J.P. Morgan Chase & Co. At Beacon, Mr. Welborn was a member of The Mergers & Acquisitions Group, focusing on financial services companies and the Liquid Investments Committee. Mr. Welborn was also part of the deal team advising Chase Manhattan Corp. on its acquisition of J.P. Morgan & Co.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors is committed to good business practices, transparency in financial reporting and strong corporate governance. Intermountain operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Board regularly monitors developments in the area of corporate governance, and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board of Directors is committed to maintaining an independent Board, and for several years, a substantial majority of our Board has been comprised of independent directors. It has further been the practice of Intermountain to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, at this time the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined and that an independent director who has not served as an executive of the Company can best provide the necessary leadership and objectivity required as Chairman.

Director Qualifications

The Board of Directors believes that each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to our Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Nominating/Corporate Governance Committee (the “Nominating Committee”) is responsible for the oversight and nomination process for director nominees. The Nominating Committee has not historically adopted formal “director qualification standards” for Nominating Committee-recommended nominees. However, the Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Intermountain’s Board to help Intermountain successfully meet its long-term strategic plans. A more detailed discussion regarding the considerations given by the Nominating Committee when considering director nominees is set forth below in the section entitled “Meetings and Committees of the Board of Directors—Nominating/Corporate Governance Committee.”

The director biographical information set forth above summarizes the experience, qualifications, attributes and skills that Intermountain believes qualifies each director to serve on the Board. The Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience and the total mix of all directors’ experience and skills are beneficial to the Company and the Board.

Code of Ethics

The Company adopted a Code of Ethics for Senior Financial Officers, which applies to its principal executive officer, principal financial officer, principal accounting officer or controller, as well as to directors and all other employees of the Company and the Bank and its divisions.

You can access the Company’s current Code of Ethics, as well as our Audit, Compensation and Nominating/Corporate Governance Committee charters by visiting our website at www.intermountainbank.com and clicking on the Governance Documents link under Investor Relations, or by writing to: Intermountain Community Bancorp, c/o the Corporate Secretary, P. O. Box 967, Sandpoint, Idaho 83864.

Director Independence

With the assistance of legal counsel to Intermountain, the Nominating Committee has reviewed the applicable legal standards for Board and Board committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Nominating Committee has also reviewed a summary of the answers to annual questionnaires completed by each of the directors, which also included any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the individual exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board determined that each of the following current non-employee directors is independent:

James T. Diehl	John B. Parker
Ford Elsaesser	Jim Patrick
Ronald Jones	Michael J. Romine
Russell J. Kubiak	John L. Welborn, Jr.
Maggie Y. Lyons

In addition, the Board determined that Curt Hecker, the President and Chief Executive Officer of Intermountain, is not independent because he is an executive officer of Intermountain.

Compensation Committee Interlocks and Insider Participation

During 2012, the Compensation Committee (the “Compensation Committee”) consisted of Messrs. Diehl (Chair), Elsaesser, Parker and Jones, along with Mr. Bauer, who served until his retirement at the 2012 annual meeting. During 2012, none of our executive officers served on the compensation committee (or equivalent body) or Board of Directors of another entity whose executive officer served on Intermountain’s Compensation Committee.

Shareholder Communications with the Board of Directors

The Company and the Board of Directors welcome communication from shareholders and other interested parties. Communications may be made by writing to the Chairman of the Board, c/o the Corporate Secretary, Intermountain Community Bancorp, P. O. Box 967, Sandpoint, Idaho 83864. A copy of such written communication will also be sent to our Chief Executive Officer. If the Chairman and the Chief Executive Officer determine that such communications are relevant to our operations and policies, such communications will be forwarded to the entire Board for review and consideration.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors met eight times during the fiscal year ended December 31, 2012. Each director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served. We encourage, but do not require, directors to attend annual shareholder meetings. In 2012, our independent directors met eight times without management present.

The Board of Directors has established, among others, an Executive Committee, an Audit Committee, a Compensation Committee, and a Nominating/Corporate Governance Committee. In addition, the Bank has various committees on which directors serve, including the Loan Review and Trust and Wealth Management Committees.

The following table shows the membership of certain committees of the Board during 2012.

Committee Membership

Name	Executive	Audit	Compensation	Nominating
Charles L. Bauer[1]	☑	☑	☑	☑
James T. Diehl[2]	☑	☑	☑*	☑
Ford Elsaesser	☑	☐	☑	☑*
Curt Hecker	☑	☐	☐	☐
Ronald Jones	☐	☑	☑	☐
Russell J. Kubiak[3]	☐	☐	☐	☑
Maggie Y. Lyons	☑	☐	☐	☐
John B. Parker	☑*	☑	☑	☑
Jim Patrick[4]	☐	☑	☐	☑
Michael J. Romine	☑	☑*	☐	☐
John L. Welborn, Jr.[5]	☐	☐	☐	☑
Total Meetings in 2012	3	8	4	5

[1]	Mr. Bauer retired from the Board at the 2012 annual meeting
[2]	Mr. Diehl served on the Nominating Committee from January 1, 2012 to May 17, 2012. He was appointed to the Audit Committee as of May 17, 2012.
[3]	Mr. Kubiak was appointed to the Nominating/Corporate Governance Committee as of May 17, 2012.
[4]	Mr. Patrick served on the Audit Committee from January 1, 2012 to May 17, 2012.
[5]	Mr. Welborn was appointed to the Nominating/Corporate Governance Committee as of July 25, 2012.
*	Committee Chair

Board’s Authority for Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at Intermountain. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on overall risk levels in the organization and a comprehensive review of the various risks faced by the Company, including a prioritization ranking of the various risks, and management’s mitigation strategies. It also receives more specific reports on various risk factors including credit risk, liquidity risk, capital risk, interest rate risk, operational risk, regulatory/compliance risk and technology risk.

The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management. The Compensation Committee oversees the management of risks that may be posed by the Company’s personnel and compensation practices and programs. The Loan Review Committee oversees credit risk management, and the Risk Management Committee oversees technology and information security risk management along with liquidity, capital and interest rate risk.

The head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers regularly report directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing. The Company also engages various external companies to assist in performing risk evaluations and suggesting mitigation strategies, particularly involving interest rate risk, technology risk and regulatory risk.

The Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Compensation Committee is responsible for analyzing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Audit Committee. During 2012 the Audit Committee was comprised of five directors until Mr. Bauer’s retirement at the 2012 annual meeting. The members of the Audit Committee during 2012 and the dates in which they served, are set forth in the chart above. For the entirety of 2012, each director who served on the Audit Committee was considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Board has determined that Michael J. Romine meets the definition of “audit committee financial expert” as defined by applicable SEC rules.

The Audit Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com. As part of its periodic review of audit committee-related matters, the Audit Committee receives updates on relevant legal and regulatory requirements, including all applicable SEC rules as revised from time to time. The Audit Committee considers the corporate governance listing standards of NASDAQ in reviewing and updating its charter including with respect to committee membership.

The Audit Committee is responsible for the oversight of the quality and integrity of Intermountain’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors, and other significant financial matters. It is the responsibility of management to prepare our financial statements and to maintain internal controls over the financial reporting process. In discharging its duties, the Audit Committee, among other things:

•	has the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	reviews and approves the engagement of our independent auditors to perform audit and non-audit services and fees related to these services;

•	meets independently with our internal auditing department, independent auditors and senior management;

•	reviews the integrity of our financial reporting process;

•	reviews our financial reports and disclosures submitted to bank regulatory authorities;

•	maintains procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	reviews and has the authority to approve related person transactions.

Compensation Committee. During 2012, the Compensation Committee was comprised of five directors until Mr. Bauer’s retirement at the 2012 annual meeting. The members of the Compensation Committee during 2012 and the dates in which they served, are set forth in the chart above. Each director satisfies the independence criteria under the NASDAQ listing standards and applicable rules of the SEC and IRS. The Compensation Committee reviews the performance of the Company’s Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity-based incentives. The Compensation Committee may periodically retain an independent outside compensation consulting firm to assist the Compensation Committee in its deliberations regarding executive compensation for the Chief Executive Officer and other key executives. The Compensation Committee is directly responsible for the appointment, compensation and oversight of outside compensation consultants, legal counsel and any other advisors retained by the Compensation Committee.

In addition to the processes and procedures discussed above, in determining compensation for the other key executives, the Compensation Committee also takes into account public information relating to other public financial institutions and the recommendations of the Chief Executive Officer. The Chair of the Compensation Committee reports the actions of the Compensation Committee to the full Board.

In addition, the Compensation Committee:

•	recommends, if appropriate, new employee benefit plans to the Board of Directors;

•	reviews general compensation and employee benefit plans for all employees; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Compensation Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com.

Nominating/Corporate Governance Committee. During 2012, the Nominating/Corporate Governance Committee was comprised of five directors. The members of the Nominating Committee during 2012 and the dates in which they served, are set forth in the chart above. For the entirety of 2012, each director who served on the Nominating Committee was considered “independent” as defined by the NASDAQ listing standards. The Nominating Committee is responsible for recommending a slate of directors for election at Intermountain’s annual meeting and appointing directors to fill vacancies as they occur. It is also responsible for (i) considering management succession plans, the appropriate Board size and committee structure and appointments; (ii) determining Board and Board committee compensation; and (iii) developing and reviewing corporate governance principles applicable to Intermountain and its subsidiaries in light of emerging standards and best practices and the needs of the Company and its shareholders, and making such recommendations to the full Board as the Nominating Committee considers appropriate. The Nominating Committee operates under a formal written charter, a copy of which is available on our website at www.intermountainbank.com.

The Nominating Committee will consider nominees recommended by shareholders, provided that the recommendations are made in accordance with the procedures described in this proxy statement under “Shareholder Proposals and Director Nominations.” The Nominating Committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria, although those methods and criteria are not standardized and may vary from time to time. In deciding whether to recommend incumbent directors for re-nomination, the Nominating Committee evaluates Intermountain’s evolving needs and assesses the effectiveness and contributions of its existing directors through annual director evaluations.

The Nominating Committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The Nominating Committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for Nominating Committee-recommended nominees, nor has the Nominating Committee adopted a formal policy relating to Board diversity, although the Nominating Committee and the Board value and seek to include members with diverse backgrounds, professional experience and skills which are relevant to the Company. The Nominating Committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by the Company, and special skills. The Nominating Committee will also evaluate whether the nominee’s skills are complementary to existing Board members’ skills and the Board’s need for operational, managerial, financial, technological or other expertise, as well as geographical representation of the Company’s market areas.

In accordance with Idaho banking law, the Corporate Governance Guidelines of the Board of Directors require that within 12 months of commencing service as a director, and continuing thereafter while serving as a director, each director of Intermountain and each director of the Bank shall own shares of Intermountain Voting Common Stock having a book value of at least $500. All directors have met this stock ownership requirement with the exception of Mr. Welborn who was appointed to the Board of Directors as a representative of Stadium Capital Partners, L.P and Stadium Capital Qualified Partners, L.P. (collectively, “Stadium”), pursuant to their respective securities purchase agreements. As a representative of Stadium, the ownership of Intermountain stock would cause regulatory concerns; therefore, the Idaho Department of Finance waived this stock ownership requirement for Mr. Welborn.

DIRECTOR COMPENSATION

The Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. All directors, including those who are Company employees, receive fees for their service on the Board of Directors. We review the level of compensation of our directors on an annual basis. To determine the appropriate level of compensation for our directors, we obtain information from a number of different sources, including publicly available data describing director compensation in peer companies and information obtained directly from other companies. Directors receive an annual fee paid in 12 equal payments. The Chairman of the Board and committee chairs receive a higher fee to compensate for the additional work required by those positions.

The following table shows compensation earned during the last fiscal year by our non-employee directors who served on the Board during 2012. The footnotes to the table describe the details of each form of compensation paid to directors.

2012 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	All Other Compensation ($)(2)	Total ($)(3)(4)
Charles L. Bauer*	7,500		7,500
James T. Diehl	27,000		27,000
Ford Elsaesser	27,000		27,000
Ronald Jones	27,000	390	27,390
Russell J. Kubiak	16,500		16,500
Maggie Y. Lyons	27,000		27,000
John B. Parker	33,000		33,000
Jim Patrick	18,000	1,140	19,140
Michael J. Romine	28,000		28,000
John L. Welborn, Jr.	14,025		14,025

*	Mr. Bauer retired at the 2012 annual meeting.
(1)	Amounts reflect the annual fees paid to directors, with the exception of Mr. Welborn, a representative of Stadium, whose fees are required to be paid directly to Stadium.
(2)	Represents the premiums paid by Intermountain on behalf of Messrs. Jones and Patrick in connection with the split-dollar life insurance arrangements described below in the amounts of $390 and $1,140, respectively.
(3)	At fiscal year-end, each non-employee director, except Messrs. Kubiak and Welborn, held 4 unvested shares of Intermountain Voting Common Stock granted pursuant to restricted stock awards.
(4)	At fiscal year-end, each non-employee director held in the aggregate outstanding vested stock option awards to purchase shares of Intermountain as follows: Mr. Bauer 0 shares; Mr. Diehl 91 shares; Mr. Elsaesser 91 shares; Mr. Jones 636 shares; Mr. Kubiak 0 shares; Ms. Lyons 55 shares; Mr. Parker 55 shares; Mr. Patrick 636 shares; Mr. Romine 91 shares, and Mr. Welborn 0 shares.

Split-Dollar Life Insurance. Ronald Jones and Jim Patrick, the two directors of Intermountain who are former directors of Snake River Bancorp, Inc., are parties to split-dollar life insurance agreements with Magic Valley Bank. The Bank has assumed these agreements, which are identical to those with the other former Snake River Bancorp, Inc. directors. Pursuant to the terms of the agreements, (i) the Bank is obligated to pay the premiums on a bank-owned life insurance policy; and (ii) beneficiaries of the directors will receive a certain portion of any death benefits upon the death of the directors.

Amended and Restated Director Stock Plan. Intermountain previously maintained a separate director stock option plan (the “Director Plan”) for the benefit of non-employee directors, under which we generally made annual stock option grants and restricted stock awards to non-employee directors on an annual basis. Options and restricted stock awards granted under the Director Plan typically vested over a five-year period in 20% installments beginning on the first anniversary of the date of grant. Stock options granted under the Director Plan had an exercise price equal to the fair market value of our common stock on the date of grant as determined by the Board, and typically expired ten years from the date of grant. Restricted stock awards did not require payment of a cash purchase price for the shares. The Director Plan had a term of ten years. On January 14, 2009, the term of the Director Plan expired and, upon the recommendation of management and approval of the Board of Directors, it was determined that, due to the economic environment, the Board would not seek to implement a new plan at that time and the stock portion of the compensation paid to Intermountain directors was eliminated for 2009. Although no further awards may be granted under the Director Plan, all outstanding awards are governed by the terms and conditions of the plan. At the 2012 annual meeting, shareholders approved a new equity compensation plan whereby eligible employees and directors have the opportunity to receive stock awards; however, no stock awards were granted under this new plan in 2012.

EXECUTIVE COMPENSATION

The following section describes the compensation that Intermountain paid to its Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers in 2012, each of whom is listed in the Summary Compensation Table (the “Named Executive Officers”). This section includes:

•	Compensation Discussion and Analysis (“CD&A”);

•	Report of the Compensation Committee;

•	Detailed tables showing compensation of the Named Executive Officers; and

•	Narrative disclosure about various compensation plans and arrangements and post-employment and termination benefits.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the Company and that aligns the executive’s interests with those of the shareholders by rewarding performance against established goals, with the ultimate objective of improving shareholder value. We evaluate both performance and compensation to ensure that we are able to attract, retain and motivate executives of superior ability who are critical to our future success. Under normal circumstances, we believe that the majority of each executive’s annual total compensation opportunity should be directly aligned with our performance and, to this end, historically a significant portion of an executive’s compensation normally should be based on achievement of financial and operational goals and other factors that impact shareholder value. In addition, compensation opportunities provided to our executive officers must remain competitive relative to the compensation paid to similarly situated executives of peer companies. To accomplish these objectives, under normal circumstances, we believe executive compensation packages should include both cash and stock-based compensation with both short-term and long-term incentives in order to reward performance as measured against established goals. However, as discussed more fully below, in light of (i) the restrictions applicable to us as a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”) implemented in connection with the Troubled Asset Relief Program (“TARP”), and (ii) the expiration of our former equity incentive plan, we did not offer the two key executive incentive programs we have historically offered: an annual cash incentive bonus opportunity and an annual restricted stock award. We design our executive compensation program to avoid creating incentives that are inconsistent with the Company’s risk management policies and practices or that would motivate executives to take unnecessary and excessive risks that may threaten the value of the Company in order to achieve such goals. We believe the compensation programs we have traditionally employed are balanced, avoid undue risks to the Company, and have allowed us to retain top-quality employees. Given the restrictions under TARP and the expiration of our equity incentive plan, our 2012 executive compensation program did not reflect our traditional balanced approach and, as a result, created additional retention risk. However, in light of the economic environment and the regulatory restrictions applicable to Intermountain, we believe the 2012 executive compensation program was adequate for the short term. The Board adopted and sought shareholder approval of a new equity incentive plan at the 2012 annual meeting. The plan which was approved by the shareholders will enable us to re-introduce equity compensation as a key element of our overall compensation program, although no stock awards were granted under this new plan in 2012.

Impact of TARP Capital Purchase Program Regulations on Executive Compensation

In December 2008, the Company issued and sold $27.0 million of Series A Preferred Stock to the U.S. Treasury, together with a warrant to purchase the Company’s common stock, as a voluntary participant in the CPP. As long as it is a participant in the CPP, the Company must comply with the compensation and corporate governance standards and restrictions under legislation and related Treasury Department rules applicable to CPP participants (the “CPP Rules”). When deciding to participate in the program, our Board evaluated the compensation and governance provisions under applicable law as the law existed at the time, and the impact those provisions would have on the Company, and considered them in light of the support this capital would provide to our lending programs. The CPP Rules, which were adopted after we entered into our agreement with the Treasury, have impacted Intermountain’s executive compensation program, and the 2012 compensation of our Named Executive Officers, in the following key respects:

•

The CPP Rules prohibit, and we did not pay or accrue, any cash incentive bonuses to Messrs. Hecker, Smith, Wright and Ms. Rasmussen in or for 2012. However, Mr. Dean was given a retention bonus in 2011 prior to his appointment as Chief Credit Officer, and that bonus was paid in 2012.

•

Although there were no triggering events for any of our Named Executive Officers during 2012, the CPP Rules provide that no severance or change-in-control benefits can be paid or accrued to or for them until Intermountain has repaid the Treasury’s investment in the Company. In December 2008, Messrs. Hecker, Smith, Wright, and Ms. Rasmussen signed agreements waiving their rights to these benefits for the duration of the Company’s participation in the TARP CPP Program.

•

In accordance with the CPP Rules, we maintained a policy that incentive compensation paid to our Named Executive Officers that later is determined to have been based on materially inaccurate financial information or other performance criteria is subject to recovery or “clawback.”

Overview of Executive Compensation Components in 2012

Our executive compensation program in 2012 consisted of several compensation elements, as illustrated in the table below.

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Base Salary	Core competence in the executive role relative to skills, experience and contributions to the Company.	Provide fixed compensation based on competitive market practices and experience and tenure of each executive.

Long-Term Incentive

Stock Purchase Bonus Program

•    Continued employment with the Company during a 3-10 year bonus payout period for purchasing shares under the Stock Purchase Bonus Program. The CPP Rules prohibit the grant of new awards under this program to covered executives, which for 2012 included Messrs. Hecker, Smith, Wright and Ms. Rasmussen.

Retention Bonus Agreements

•    Continued employment with the Company during a multi-year bonus payout period. The CPP Rules prohibit the grant of new awards under this program to covered executives, which for 2012 included Messrs. Hecker, Smith, Wright and Ms. Rasmussen.

The combination of prior year restricted stock awards, prior awards under the Stock Purchase Bonus Program and pre-existing Retention Bonus Agreements provides a blended focus on:

•    Profitability and the creation of shareholder value

•    Executive ownership of Company stock

•    Retention in a challenging business environment and competitive labor market

Pay Element	What the Pay Element Rewards	Purpose of the Pay Element
Retirement Benefits

•    Executive officers are eligible to participate in employee benefit plans available to our eligible employees.

•    The Salary Continuation Agreement (“SCA”) is a nonqualified, noncontributory and unfunded program. The SCA is intended to provide additional retirement benefits to certain Named Executive Officers.

The SCA is designed to make total retirement benefits for certain Named Executive Officers commensurate with those in comparable companies.

Welfare Benefits

•    Executives participate in employee benefit plans generally available to our employees, including medical, health, life insurance and disability plans.

•    Continuation of welfare benefits may occur as part of severance upon certain terminations of employment.

These benefits are part of our broad-based total compensation program.

Additional Benefits and Perquisites	• Club memberships • Company-provided auto or auto allowance • Life Insurance • Short-Term Disability	Provide additional benefits and perquisites commensurate with the competitive market.

Change-in-Control and Termination Benefits	We have change-in-control agreements with certain officers, including our Named Executive Officers. The agreements provide severance benefits if an officer’s employment is terminated following a change in control. As noted above, the CPP Rules prohibit the payment or accrual of any severance or change-in-control benefit to the Named Executive Officers until we have repaid Treasury’s investment in Intermountain.	Change-in-control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control. The change-in-control agreements are described in more detail in the section “Post Employment and Termination Benefits.”

As noted above, we have historically offered a short-term cash incentive bonus opportunity and awards of restricted stock as key elements of our executive compensation program. Until we have repaid the Treasury’s investment in Intermountain under the CPP, we will not be able to offer our most senior executives a short-term cash incentive bonus opportunity. Moreover, our former equity incentive plan expired in January 2009 and we did not propose a new equity incentive plan for shareholder approval in 2010 in light of the economic environment and the impact on our shareholders of the recession and Intermountain’s financial performance. Given the constraints of the CPP Rules and the absence of an equity incentive plan, we believe the executive compensation programs used in 2012 and the continuing effects of prior year compensation programs and awards were adequate for the short term but create retention risk over the medium and long term. To partially address this retention risk and consistent with our compensation philosophy of providing a portion of total compensation in the form of long-term equity compensation to align the interests of our executives and employees with shareholders, our shareholders approved an equity incentive plan at the 2012 annual meeting. No awards were granted to officers or employees under this new plan in 2012. Generally, “long-term restricted stock” may be issued to covered executives with a value of no more than one-third of total compensation, may not vest in whole or in part sooner than two years after the grant date, and may not be sold except to the extent the Treasury’s investment in Intermountain has been repaid (other than to pay applicable taxes due on vesting).

Determination of Appropriate Pay Levels

Although we have historically targeted total compensation opportunities and base pay of our executive officers by reference to compensation levels at peer institutions, benchmarking was not a material factor in setting 2012 compensation. This was largely due to a salary freeze in 2011 and the absence of a short-term incentive opportunity and annual equity award for 2012. The salary freeze remained in place in 2012 for the Named Executive Officers, with the exceptions of Ms. Rasmussen and Mr. Dean who received a salary increase as described below. In addition, the Compensation Committee was aware of the results of the 2011 advisory vote on executive compensation, which was not a material factor in 2012 compensation decisions given the very high level of shareholder support and the restrictions on our compensation programs noted above.

2012 Base Salary

Our base salary levels reflect a combination of factors including competitive pay levels relative to comparable institutions, each executive’s experience and tenure, our overall annual budget for merit increases, the executive’s individual performance and changes in responsibility. We review salary levels annually to recognize these factors. The Named Executive Officers did not receive a base salary increase in 2012, consistent with a salary freeze in light of the financial challenges facing Intermountain, except for Ms. Rasmussen, who received a 4.3% salary increase for competitive and performance reasons, and Mr.  Dean, who received a 20.4% salary increase to recognize his appointment as Chief Credit Officer.

Long-Term Incentives in 2012

As noted above, we did not grant any equity awards to the Named Executive Officers in 2012. We also did not grant any new awards under our Stock Purchase Bonus Program, which the CPP Rules prohibit with respect to Messrs. Hecker, Smith, Wright and Ms. Rasmussen. As shown in the Summary Compensation Table under the “Bonus” column, Ms. Rasmussen received a payment in 2012 under a prior-year award.

Compensation Consultant

The Compensation Committee did not engage a consultant to assist in determining compensation for the fiscal year 2012. In the event the Compensation Committee determines it appropriate to engage a consultant, the committee will develop a process to ensure that the consultant will not raise any conflict of interest and is independent, as determined by NASDAQ requirements.

Impact of Accounting and Tax Treatment of Compensation

The Committee and management have considered the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive. The Committee generally seeks to maximize deductibility of executive compensation under Internal Revenue Code Section 162(m) while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent. Differences in accounting expense for various forms of equity awards under FASB ASC Topic 718 (formerly FAS 123(R)) relative to the value of the awards to recipients have not had, and are not expected to have, a material effect on the selection of forms of equity compensation. As a participant in the CPP, so long as the preferred stock Intermountain sold to the Treasury continues to be held by the Treasury, the Company can deduct only up to $500,000 in annual compensation paid to covered executives, including “performance-based” compensation (which is not subject to the standard $1 million annual limit on tax deductible compensation). This $500,000 limit has not had any impact on Intermountain, since none of our covered executives is compensated at that level. In addition, the change-in-

control provisions described in the section “Post Employment and Termination Benefits” contemplate that the Company will reimburse the amount of excise tax due under Internal Revenue Code Section 280G. However, as discussed below, such termination benefits and related excise tax reimbursement are currently prohibited by the CPP Rules.

Report of Compensation Committee

The Compensation Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of Intermountain’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the Compensation Committee recommended to the Board that the CD&A be included as part of this proxy statement and 2012 Annual 10-K Report.

Pursuant to the requirements of Sections 111(b)(3)(A), 111(b)(3)(E), 111(b)(3)(F) and 111(c) of the Emergency Economic Stabilization Act of 2008, and 31 CFR Part 30.4, the Compensation Committee hereby certifies that:

1.	It has reviewed with the Company’s Compliance and Human Resource departments and executive management the “senior executive officer” (“SEO”) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Intermountain;

2.	It has reviewed with the Company’s Compliance and Human Resource departments and executive management the Company’s employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to Intermountain; and

3.	It has reviewed the Company’s employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of Intermountain to enhance the compensation of any employee.

The following SEO compensation plans do not contain any features that could reasonably be interpreted to encourage SEOs to take risks:

SEO Compensation Plan	How the Plan Does Not Encourage Taking Risks
Stock Purchase Bonus Program	Program encourages Company stock ownership of executive officers; no risk-taking incentives inherent in the plan.

Employment/Change-in-Control, and Severance Agreements	Agreements provide fixed cash compensation amounts under various circumstances; no incentive criteria included in the agreements.

Salary Continuation and Split Dollar Agreements	Agreements provide additional retirement benefits; no incentive criteria included in the agreements.

Retention Bonus Agreements	Agreements provide for fixed payments subject only to continued service; no incentive criteria included in the agreements.

The Company’s other SEO compensation plans are listed in the table below, together with an explanation of how they do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Intermountain.

SEO Compensation Plan	How the Plan Does Not Encourage Unnecessary and Excessive Risks that Threaten the Value of Intermountain
Employee Stock Option and Restricted Stock Plan (expired, but prior awards remain outstanding)	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.

Employee Stock Option and Restricted Stock Plan (approved in 2012, but no awards have been granted under this plan)	Award values are linked to the market price of the Company’s stock; awards vest over a period of years; interests are aligned with shareholders; no risk-taking incentives inherent in the plan.

The following is a list of each general employee compensation plan not listed as an SEO compensation plan above. No general employee compensation plan has any features that could reasonably be expected to expose the Company to material risk. Accordingly, the Compensation Committee determined that no plan poses any unnecessary risks to the Company and therefore no plan features need to be limited on that basis. In addition, the Compensation Committee determined that no general employee compensation plan links the potential for any material payout to the Company’s reported earnings, and so no such plan can reasonably be viewed as encouraging the manipulation of reported earnings to enhance the compensation of any employee.

General Employee Compensation Plans not Included Among SEO Plans Above

•	General employee incentive bonus plans

•	Guaranteed annual bonus program for certain key employees

2012 Compensation Committee Members

James T. Diehl (Chairperson) * Ford Elsaesser *

Ronald Jones * John B. Parker

Compensation Tables

The following table shows compensation paid or accrued for the last three fiscal years to the Named Executive Officers.

2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)(4)	All Other Compensation ($) (5)(6)(7)	Total ($)
Curt Hecker,	2012	$231,320	$0	$65,279	$5,798	$302,397
President and CEO of the Company and the Bank	2011 2010	230,626 231,320	0 0	45,228 40,454	2,458 1,762	278,312 273,536

Jerry Smith(8)	2012	71,120		120,484	1,968	193,572
Former President of the Bank, Former EVP of the Company	2011 2010	197,055 197,640	0 0	56,433 50,476	3,662 3,886	257,150 252,002

Douglas Wright,	2012	175,271	0	0	8,228	183,499
EVP, Chief Financial Officer and Treasurer of the Company and the Bank	2011 2010	174,709 175,271	0 0	0 0	5,179 5,366	179,888 180,637

Pamela Rasmussen,	2012	155,006	10,000	0	6,948	171,954
EVP, Chief Administrative Officer of the Bank and Asst. Secretary of the Company and the Bank	2011 2010	148,566 149,044	30,000 30,000	0 0	4,989 5,594	183,555 184,638

David Dean	2012	134,640	15,000	0	3,264	152,904
SVP and Chief Credit Officer	2011	111,840	0	0	258	112,098

(1)	Includes directors fees paid to each of Messrs. Hecker and Smith during the fiscal year 2012 in the amounts of $15,000 and $6,250, respectively.
(2)	Includes a bonus amount that vested under Ms. Rasmussen’s Stock Purchase Bonus Program Agreement. The terms of the Stock Purchase Bonus Program Agreement are discussed below. Also includes a retention bonus payment granted to Mr. Dean prior to his appointment as Chief Credit Officer in 2011, but paid in 2012.
(3)	Represents the increase during 2012 in actuarial present values of each Named Executive Officer’s accumulated benefits under the individual Salary Continuation and Split Dollar Agreements.
(4)	Amount shown for Mr. Smith includes $120,484 of change in the actuarial present value of accumulated benefit under his Salary Continuation and Split Dollar Agreement which, under SEC rules, must be disclosed in the year “earned” even though not paid, and is reflected as a result of Mr. Smith’s retirement in April 2012. Mr. Smith will receive future payments pursuant to the terms of his Salary Continuation Agreement upon attaining the age of 60.
(5)	Amounts include premiums paid by Intermountain on behalf of Messrs. Hecker and Smith and for Ms. Rasmussen in the amounts of $1,309, $1,518 and $211, respectively, pursuant to their respective split-dollar life insurance agreements.
(6)	Amounts reflect contributions paid by Intermountain or Panhandle State Bank under the 401(k) Savings Plan and Trust (“401(k) Plan”) in the amount of $3,250 for Mr. Hecker, $281 for Mr. Smith, $3,407 for Mr. Wright, $1,938 for Ms. Rasmussen, and $2,998 for Mr. Dean.
(7)	Represents amounts paid by the Company to the executive in the form of automobile allowance, club dues and miscellaneous awards.
(8)	Mr. Smith retired from the Company effective April 17, 2012.

2012 Grants of Plan-Based Awards

There were no grants of equity or non-equity awards under compensatory plans during 2012.

Incentive and Stock Plans

General. Intermountain and the Bank have historically implemented two executive incentive and stock programs: the Executive Incentive Plan and the Stock Purchase Bonus Program, the material terms of which are summarized below. The objectives of the Executive Incentive Plan are to provide the executive officers of Intermountain and the Bank with specific performance objectives and goals, and to motivate such executive officers to reach such objectives and goals. The objectives of the Stock Purchase Bonus Program are to encourage executive stock ownership and promote long-term retention of executive officers. For 2012, the Company did not offer these two key incentive programs. The Company historically maintained an equity compensation plan; however, as described below, the plan expired in 2009, and no grants were made under the plan approved in 2012.

Cash Incentive Plans. The CPP Rules prohibit the payment of any bonus amounts to the top five most highly compensated employees until the Treasury’s investment in the Company has been repaid. The following description of the cash or stock incentive bonus amounts payable under the respective plans is provided to give shareholders an understanding of amounts that could be payable under these plans if they had been offered and if the employee met the prescribed performance goals and if the CPP Rules no longer applied.

Executive Incentive Plan. The Executive Incentive Plan has historically been designed to provide a cash incentive for management to achieve annual (as opposed to long-term) Company performance goals. The key executives who are eligible to participate in the plan include all of the Named Executive Officers. Under the plan, prior to the beginning of each year, Intermountain’s management selects appropriate performance criteria and develops annual performance goals for Intermountain for approval by the Compensation Committee. However, as discussed more fully in the CD&A, in light of certain restrictions under TARP, the Company did not implement a cash incentive program for 2012.

Stock Purchase Bonus Program. The Company has adopted a Stock Purchase Bonus Program for executive officers and other officers of Intermountain and the Bank. The program is implemented through the execution of individual stock purchase bonus agreements entered into by Intermountain and the officer. The purpose of the program is to encourage and incent officers to own Company stock, thereby further aligning the interests of management with those of Intermountain’s shareholders. Under the agreement, these officers may purchase on the open market shares of Intermountain Voting Common Stock. If the officer makes such a purchase within the required time frame, the officer will generally be paid a bonus equal to the lesser of (i) the actual dollar amount paid by the officer for Intermountain shares, including fees and/or commissions; or (ii) the maximum award amount. In certain circumstances, however, the Company may elect to pay a bonus greater than the value of the stock required to be purchased under the agreement in order to provide a supplemental bonus opportunity for retention purposes. The bonus is paid to the officer in either three, five or ten annual installments. In order to receive any payment installment, an officer must be a full-time employee on the date such installment is due and payable.

2012 Stock Option and Equity Compensation Plan. At the 2012 annual meeting, the Company’s shareholders approved the 2012 Stock Option and Equity Compensation Plan (“2012 Equity Compensation Plan”) that provides for the grant of incentive and non-qualified stock options and restricted stock awards to key officers and employees of Intermountain and/or the Bank. Stock options under the 2012 Equity Compensation Plan expire ten years from the date of grant and must have an exercise price of not less than the fair market value of Intermountain stock at the time of grant. As of the date of this proxy statement, no grants have been made under the 2012 Equity Compensation Plan. Grants under the 2012 Equity Compensation Plan shall typically vest over a term as determined by the Compensation Committee, in order to motivate long-term performance and to serve as a retention tool for award recipients. Under the terms of the 2012 Equity Compensation Plan, in the event of a change in control, all unvested options and restricted stock awards will become fully vested. The 2012 Equity Compensation Plan is unlimited in duration.

Former Equity Incentive Plan. Intermountain previously maintained an Employee Stock Option and Restricted Stock Plan (“Former Equity Incentive Plan”), the terms and conditions of which are essentially identical to the terms and conditions of the 2012 Equity Compensation Plan. At December 31, 2012, the number of shares subject to granted but unexercised options and unvested stock awards under the Former Equity Incentive Plan, as adjusted for subsequent stock splits and stock dividends, was 12,272 shares. The Former Equity Incentive Plan had a term of ten years. On January 14, 2009, the term of the Former Equity Incentive Plan expired.

2012 Option Exercises and Stock Vested

	Stock Awards*
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Curt Hecker	87	$947
Jerry Smith (2)	119	1,300
Douglas Wright	113	1,242
Pamela Rasmussen	97	1,060
David Dean	8	78

*	The numbers of shares have been adjusted to reflect the 1-for-10 reverse stock split effected October 5, 2012. No options were exercised in fiscal year 2012. All granted but unvested awards are governed under the terms of the Former Equity Incentive Plan and related award agreements.
(1)	Value realized represents the fair market value based on the closing price of the shares at the time of vesting.
(2)	Mr. Smith terminated his position with the Company and the Bank effective April 17, 2012.

2012 Outstanding Equity Awards at Fiscal Year-End

	Option Awards*				Stock Awards*
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Curt Hecker	144	0	$55.10	01/01/13	87	(3)	$1,001
	575	0	55.10	01/01/13
Jerry Smith (2)	0	0	0		0		0
Douglas Wright	1,797	0	55.10	01/01/13	70	(3)	805
	396	0	61.23	06/04/13
	1,710	0	47.93	02/03/14	0		0
Pamela Rasmussen	109	0	129.48	11/09/14	60	(3)	690
David Dean	19	0	129.48	02/03/14	4	(3)	46

*	The numbers of shares and option exercise prices have been adjusted to reflect the 1-for-10 reverse stock split effected October 5, 2012. All options are fully vested.
(1)	Based on the market price of Intermountain Voting Common Stock on NASDAQ as of close of market on December 31, 2012, which was $11.50.

(2)	Mr. Smith terminated his position with the Company and the Bank effective April 17, 2012.
(3)	Restricted Stock awards became fully vested in February 2013.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executive Officers. The amounts stated are based on the maximum amounts that could be paid under these arrangements. As discussed in detail in the CD&A, compensation paid in the event of termination or change in control is limited by the CPP Rules. We have summarized the agreement provisions to provide shareholders with information about amounts to which the Named Executive Officers would be entitled if the CPP Rules did not apply.

2012 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
	(1)	(2)	(3)
Curt Hecker	SCA/SDA	10 years	714,143
Jerry Smith (4)	SCA/SDA	10 years	439,890
Douglas Wright	N/A	N/A	N/A
Pamela Rasmussen	N/A	N/A	N/A
David Dean	N/A	N/A	N/A

(1)	The terms of the Salary Continuation Agreement and Split Dollar Agreement (SCA/SDA) are described below.
(2)	Under the terms of the SCA/SDA, executives must, in addition to other conditions, be employed with Intermountain through January 1, 2012.
(3)	The estimated maximum annual retirement benefit payable under the SCA/SDA for Messrs. Hecker and Smith, payable at age 60 is as follows: Mr. Hecker $148,000 and Mr. Smith $74,000.
(4)	Mr. Smith terminated his position with the Company and the Bank in April 2012.

Salary Continuation Agreement and Split Dollar Agreement. In January 2002, the Bank entered into Salary Continuation Agreements and Split Dollar Agreements with Curt Hecker and Jerry Smith to provide additional retirement benefits to those officers. Each of these agreements was amended and restated on January 1, 2008. The agreements are unsecured and unfunded and there are no plan assets. The Bank has purchased a single premium bank-owned life insurance policy (“BOLI policy”) on the lives of Mr. Hecker and Mr. Smith and intends to use income from the BOLI policy to offset benefit expenses.

Upon reaching age 60, the Salary Continuation Agreements provide for maximum annual payments to Mr. Hecker and Mr. Smith of $148,000 and $111,000, respectively, for a period of ten years, provided such officer was employed by the Bank on January 1, 2012. In the event that the employment of Mr. Hecker or Mr. Smith terminated for any reason and such individual was less than 60 years of age as of such termination (other than for death, disability, for cause or in connection with a change in control, as each term is defined in their respective Salary Continuation Agreements), then Mr. Hecker would receive annual payments ranging from $79,000 to $148,000, and Mr. Smith would receive annual payments ranging from $74,000 to $111,000, depending on the date of their respective termination, during each of the 10 years after attaining the age of 60.

In April 2012, Mr. Smith terminated his position with the Bank. Since Mr. Smith was employed by the Bank on January 1, 2012, upon attaining the age of 60, Mr. Smith will be entitled to receive annual payments of $74,000 for a period of ten years. In the event of Mr. Smith’s death, his beneficiary will be entitled to the annual payments payable under his agreement.

The CPP Rules prohibit the payment of any amounts to Messrs. Hecker and Smith for any accelerated vesting of payments on termination or change in control or reimbursement of taxes on payments, until the

Treasury’s investment in the Company has been repaid. The following description of the benefits provided in the Salary Continuation Agreement and Split Dollar Agreement that include such payments is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.

If Mr. Hecker’s employment is terminated because of disability before the age of 60, he will receive an annual payment ranging from $79,000 to $148,000, depending on the date of disability, during each of the 10 years after attaining the age of 60. Finally, if Mr. Hecker’s employment is terminated in connection with a change in control (so long as he is not terminated for cause, as defined), Mr. Hecker will be entitled to a lump-sum payment of $714,000 to $1,110,000, depending upon the date of the change in control. Furthermore, if Mr. Hecker is subject to any excise tax as a result of an acceleration of his benefits under his agreement in the event of a change in control, Mr. Hecker will receive a cash payment equal to the amount of his excise tax.

Under the Salary Continuation Agreement and the Split Dollar Agreement, Mr. Hecker’s estate will receive a one-time payment of $1,110,000 if Mr. Hecker dies before the age of 60, provided that the Bank employed him at the time of death. The Bank will be the beneficiary of any death proceeds remaining after Mr. Hecker’s interest has been paid to his estate.

The CPP Rules prohibit the payment of any amounts to Mr. Hecker for termination of employment or a change in control, including any accelerated vesting of payments or equity awards or the reimbursement of taxes on compensation, until the Treasury’s investment in the Company has been repaid. The following description of the termination and change-in-control benefits provided in Mr. Hecker’s agreement is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.

Curt Hecker Employment Agreement

Mr. Hecker serves as President and Chief Executive Officer of Intermountain and Chief Executive Officer and President of the Bank under the terms of an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Internal Revenue Code (the “Code”). The agreement renewed automatically for a new three-year term on January 1, 2011. The Compensation Committee retained Mr. Hecker’s annual salary for 2012 at the 2008 amount of $216,320. The agreement grants Mr. Hecker four weeks of paid vacation annually and miscellaneous fringe benefits, including use of an automobile, as well as his eligibility to participate in incentive and stock plans made available to executive officers.

If Mr. Hecker’s employment terminates involuntarily without cause or if he voluntarily terminates for any reason, he will be entitled to severance in an amount calculated at twice the average of his annual base salary over the two most recent calendar years payable in one lump sum on the first day of the seventh month after the month following termination. But if Mr. Hecker’s employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, or (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) if he terminates for good reason (as defined in the agreement), his severance would instead be calculated at twice the sum of his average annual base salary and short-term bonus over the two preceding years. The difference between the change-in-control severance amount (twice the average annual base salary and short-term bonus) versus severance payable for employment termination in other contexts (twice the average annual base salary) would also be payable to Mr. Hecker if his employment terminates involuntarily without cause or if he terminates for any reason within 12 months before an agreement for a change in control is entered into. The change-in-control severance is payable on the later of the date his employment terminated, the effective date of the change in control, or the first day of the seventh month after the month in which his employment was terminated.

The employment agreement also provides for reimbursement of certain taxes (“excise tax reimbursement”) if the aggregate benefits payable to Mr. Hecker after a change in control are subject to excise tax under section 4999 of the Code. In general terms, IRC section 280G disallows an employer’s compensation deduction for so-

called “excess parachute payments” made to an executive after a change in control. Correspondingly, section IRC 4999 imposes a 20% excise tax on the executive receiving excess parachute payments. Payments made to an executive as the result of a change in control are excess parachute payments if they equal or exceed the executive’s base amount multiplied by three. If the payments equal or exceed that threshold, the 20% excise tax is imposed on payments exceeding the executive’s base amount, and the employer’s compensation deduction is forfeited on those same dollars. The executive’s base amount is his five-year average taxable compensation. The excise tax reimbursement benefit will reimburse Mr. Hecker for the 20% excise tax, but not for any additional excise tax on the reimbursement itself. He will be responsible for all other federal and state taxes (including income taxes) due on the excise tax reimbursement benefit. The excise tax reimbursement benefit would not be a deductible payment to Intermountain or the Bank. For purposes of the calculation under sections 280G and 4999 of benefits payable after a change in control, the total benefits include severance payable under a severance or employment agreement, accelerated payment or accelerated vesting of benefits under compensation arrangements such as stock option plans and Salary Continuation Agreements, and other benefits whose payment or vesting accelerates because of the change in control. Taking into account Mr. Hecker’s potential change-in-control severance benefit under the employment agreement and the benefit payable under his Salary Continuation Agreement, Intermountain does not believe that benefits payable to Mr. Hecker after a change in control would constitute excess parachute payments.

Mr. Hecker’s employment agreement provides that he is entitled to reimbursement of up to $500,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Hecker prevails in such dispute.

Lastly, the employment agreement prohibits Mr. Hecker from competing with Intermountain or the Bank as a director, officer, shareholder, or otherwise during the term of his employment and for two years after termination of his employment. The prohibition against competition terminates immediately after a change in control occurs.

The table below shows the maximum amounts that could be paid to Mr. Hecker under his agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2012; and (ii) assumes that a triggering event occurred on December 31, 2012, as well as the aggregate amount allowed to be paid under the CPP Rules.

	Termination/Change-in-Control (“CIC”) Payments Under Employment Agreement				Termination /Change-in-Control (“CIC”) Payments Under Salary Continuation Agreement and Split Dollar Agreement
	Voluntary or Involuntary Termination (without cause)(1)		Involuntary Termination (without cause) or constructive termination in connection with a CIC(2)		Payment Due to Death Prior to Age 60(3)		Termination Due to Disability Prior to Age 60(4)		Voluntary or Involuntary Termination (without cause) Due to CIC(5)(6)
Base salary	$431,946		$431,946		$1,110,000		$78,543		$714,143
Short-term bonus	0		0		0		0		0
Total	$431,946		$431,946		$1,110,000		$78,543		$714,143
Total allowed under CPP Rules	$0	(7)	$0	(7)	$1,110,000	(7)	$78,543	(7)	$0	(7)

(1)	Represents two times Mr. Hecker’s average base salary, payable in a lump-sum payment.
(2)	Represents two times Mr. Hecker’s average base salary and short-term bonus over the two most recent years, payable in a lump-sum payment.
(3)	Represents amount payable to Mr. Hecker’s beneficiaries under the Split Dollar Agreement in the event Mr. Hecker dies while still employed by the Company, payable in a lump-sum payment.

(4)	Represents the amount payable each year for a 10-year period based on the accrual balance at December 31, 2012.
(5)	Represents the amount payable based on the accrual balance at December 31, 2012, payable in a lump-sum payment.
(6)	No payments will be made in the event of voluntary or involuntary termination outside of a change in control prior to 2012.
(7)	Represents the aggregate amount allowed to be paid under the CPP Rules and includes: $1,110,000 payable due to death prior to age 60, and $78,543 payable each year for ten years beginning at age 60, if terminated due to disability prior to age 60.

Jerry Smith Employment Agreement

Mr. Smith served as the Executive Vice President of Intermountain and President of the Bank under an employment agreement that was amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. Mr. Smith’s employment with Intermountain and the Bank terminated on April 17, 2012. The terms of Mr. Smith’s agreement were essentially identical to those of Mr. Hecker’s employment agreement. The term of Mr. Smith’s employment agreement automatically renewed for a new three-year term on January 1, 2011 but was terminated on April 17, 2012. Before this termination, the Compensation Committee retained Mr. Smith’s annual salary for 2012 at the 2008 amount of $182,640.

Executive Severance Agreements for Douglas Wright

The CPP Rules prohibit the payment of any amounts to Mr. Wright for termination of employment or a change in control, including any accelerated vesting of payments or equity awards or, as applicable, the reimbursement of taxes on compensation, until the Treasury’s investment in the Company has been repaid. The following description of the termination and change-in-control benefits provided in Mr. Wright’s agreement is provided to give shareholders an understanding of amounts that would be payable if the CPP Rules no longer applied.

The Executive Severance Agreement with Mr. Wright amended and restated effective January 1, 2008 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code, provides that Mr. Wright is entitled to severance if his employment terminates involuntarily (i) other than for cause, disability, retirement or death within 24 months after a change in control, (ii) within the period between the date of entering into a definitive agreement and the effective date of the change in control, or (iii) within 12 months before an agreement for a change in control is entered into, or if he terminates for good reason (as defined in the agreement). The severance payment would be an amount equal to twice the sum of his average annual base salary and short-term bonus over the two most recent calendar years, payable on the later of the date employment is terminated, the effective date of the change in control, or the first day of the seventh month after the month employment is terminated.

Mr. Wright’s Executive Severance Agreement further provides for an excise tax reimbursement if the aggregate benefits payable to Mr. Wright after a change in control are subject to excise taxes under sections 280G and 4999 of the Code, payable under the same terms as described for Mr. Hecker and Mr. Smith. Mr. Wright’s agreement also provides that he is entitled to reimbursement of up to $300,000 of legal fees if his employment agreement is challenged after a change in control, regardless of whether Mr. Wright prevails in such dispute.

The table below shows the maximum amounts that could be paid to Mr. Wright under his agreement, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2012; and (ii) assumes that a triggering event occurred on December 31, 2012, as well as the aggregate amount allowed to be paid under the CPP Rules.

Termination in Connection with Change in Control (other than for cause, death, disability or retirement)			Total Payments to Executive ($)	Total Allowed Under CPP Rules
Salary ($)(1)	Short-Term Bonus ($)(1)	Equity Awards ($)
$349,980	$0	$0	$349,980	$0

(1)	Represents two times the average base pay and short-term bonus over the two most recent calendar years, payable in a lump-sum payment.

Executive Severance and Bonus Agreements for Pamela Rasmussen

On March 14, 2007, Intermountain entered into an Executive Severance Agreement with Ms. Rasmussen, which was subsequently amended and restated effective December 28, 2007 to, among other things, incorporate and make such modifications as necessary to comply with Section 409A of the Code. The terms of this agreement are substantially identical in nature to the Executive Severance Agreement with Mr. Wright, except that her agreement does not provide for any excise tax reimbursement payable after a change in control, and her reimbursement in legal fees is limited to up to $250,000. In addition, as a former director of Snake River Bancorp, Inc., Ms. Rasmussen is a party to a split-dollar life insurance agreement with Magic Valley Bank, which was assumed by the Bank. The terms of this agreement are identical to the Split Dollar Agreements with Messrs. Jones and Patrick, the terms of which are described under “Director Compensation.”

Under the CPP Rules, payments made for severance or a change in control, including any accelerated vesting of payments or equity awards under the Executive Severance Agreement, are prohibited until the Treasury’s investment in the Company has been repaid.

On March 14, 2007, the Company entered into a Stock Purchase Bonus Agreement with Ms. Rasmussen. Under the terms of this agreement, Ms. Rasmussen would be reimbursed up to $200,000 payable over a ten-year period, provided Ms. Rasmussen acquired shares of Intermountain Voting Common Stock prior to November 30, 2007. This agreement was subsequently amended and restated to decrease the required total investment in Intermountain common stock to $100,000. The bonus payable under this agreement remained at $200,000, with the additional $100,000 not used to reimburse stock purchases intended to be a supplemental bonus. As shown in the 2012 Summary Compensation Table, Ms. Rasmussen received a bonus of $10,000 in 2012 under this agreement.

The table below shows the maximum amounts that could be paid to Ms. Rasmussen under her agreements, without giving effect to the restrictions under the CPP Rules and (i) is based on the executive’s salary at December 31, 2012; and (ii) assumes that a triggering event occurred on December 31, 2012, as well as the aggregate amount allowed to be paid under the CPP Rules.

Termination in Connection with Change in Control (other than for cause, death or disability)			Total Payments to Executive ($)	Total Allowed Under CPP Rules
Salary ($)(1)	Short-Term Bonus ($)(1)	Equity Awards ($)
$303,572	$0	$0	$303,572	$0

(1)	Represents the two times average base salary and short-term bonus over the two most recent calendar years.

Employee Benefit Plans

401(k) Savings Plan. Intermountain and the Bank have a 401(k) Savings Plan (“401(k) Plan”) covering substantially all employees. An employee must be at least 19 years of age and have six months of service with Intermountain or the Bank to be eligible for the 401(k) Plan (“Effective Date”). Under the 401(k) Plan, participants may defer a percentage of their compensation, the dollar amount of which may not exceed the limit as governed by law. At the direction of the Board of Directors, Intermountain may also elect to pay a discretionary matching contribution equal to a percentage of the amount of the salary deferral made by the participant. The 401(k) Plan provides that contributions made by the employee are 100% vested immediately upon the participant’s Effective Date. Contributions made by the employer vest 50% in year one and 100% in year two.

A committee of the Bank acts as the Plan Administrator of the 401(k) Plan. The general investment options are determined by the Plan’s Administrative Committee.

PROPOSAL NO. 2—APPROVAL OF AN AMENDMENT TO OUR ARTICLES

TO DECLASSIFY THE BOARD

General

Our Board of Directors has approved an amendment to our articles to declassify the board, as described below, and is hereby soliciting shareholder approval for the amendment.

Article 5, Section 1 of the Company’s Articles of Incorporation currently provides that the Board of Directors be divided into three classes, as nearly equal in number as possible, with members of each class serving three-year terms.

The Board of Directors has unanimously adopted resolutions, subject to shareholder approval, approving an amendment to Article 5, Section 1 of the Articles of Incorporation to eliminate the staggered board provision. If approved by our shareholders, the amendment would provide for the annual election of all directors, commencing with the 2014 annual meeting in the manner described below. The Board of Directors has set the current number of directors at ten. The amendment would not change the present number of directors and the directors will retain the authority to change that number and to fill any vacancies or newly created directorships.

This proposal would amend Article 5, Section 1 of the Articles of Incorporation to read in its entirety as follows:

ARTICLE V

Board of Directors

Section 1. NUMBER, TERM AND ELECTION OF DIRECTORS:

The Board of Directors shall consist of not less than five (5) nor more than fifteen (15) members, the exact number to be fixed and determined from time-to-time by resolution of the Board of Directors.

Until the annual meeting of shareholders to be held in 2014, the board of directors will be divided into three classes. Each such class will consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

Until the annual meeting of shareholders to be held in 2014, each director will serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected. The terms of office of all directors who are in office immediately prior to the closing of the polls for the election of directors at the 2014 annual meeting of shareholders of the Corporation shall expire at such time. At each annual meeting of shareholders beginning with the 2014 annual meeting of shareholders of the Corporation, directors shall not be classified with respect to the time for which they severally hold office.

At each annual meeting beginning with the 2014 annual meeting, all directors shall serve until the next annual meeting of shareholders and until their successors are duly elected and qualified or until his or her earlier death, resignation, or removal. No decrease in the number of directors by amendment to these Articles shall have the effect of shortening the term of any incumbent director.

Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at a shareholders’ meeting at which a quorum is present. Shareholders do not have the right to cumulate their votes when voting for the election of directors.

The declassification of the board, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of articles of amendment to our Articles of Incorporation with the Secretary of State of the State of Idaho. The exact timing of the filing of the articles of amendment that will affect the declassification of the board will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders. Filing the article amendment is a necessary step in order to affect the declassification of the board.

Reasons for Proposed Amendment

Staggered boards have been widely adopted and have a long history in corporate law. Proponents of staggered boards assert that they promote the independence of directors because directors elected for multi-year terms are less subject to outside influence, as well as providing continuity and stability in the management of the business and affairs of a company.

In recent years, however, an increasing number of companies have taken action to eliminate staggered terms for directors, resulting in the annual election of all directors. Some investors view staggered or classified boards as having the effect of reducing the accountability of directors to shareholders because staggered boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies.

We have reviewed the best practices governing corporate governance matters and taking into account the pros and cons of a staggered board, the Nominating Committee of the Board of Directors has endorsed eliminating the Company’s staggered board. The Nominating Committee has recommended to the full Board of Directors the adoption of the amendment to the Company’s Articles of Incorporation to eliminate the staggered board and provide for the annual election of all directors.

Potential Effects of Proposed Amendment

If Proposal No. 2 is approved by the shareholders, the terms for all directors would end at the 2014 annual meeting. Commencing with the 2014 annual meeting, all directors would be elected for one-year terms at each subsequent annual meeting.

If this proposal is adopted, any director appointed by the Board of Directors as a result of a newly created directorship or to fill a vacancy would hold office until the next occurring annual meeting.

The proposed amendment to the Articles of Incorporation will result in the deletion and replacement of Article 5, Section 1 of the Articles of Incorporation, as set forth above. If approved by our shareholders, this proposal will become effective at the Effective Time (as defined above), which would occur promptly after the annual meeting.

Potential Effects if Proposed Amendment is not Approved

If Proposal No. 2 is not approved by the shareholders, there would be no change to the Company’s Articles of Incorporation and no change to the annual voting procedures currently in effect. In other words, at the 2014 annual meeting, presuming that there are no vacancies to fill on the Board of Directors, shareholders would be presented with and would elect three nominees as director for a three-year term to expire in 2017.

Votes Required to Approve the Declassification of the Board

The affirmative vote of two thirds (2/3) of the total votes entitled to be cast at the annual meeting and voting on this matter is required to approve the declassification of the board. Brokers do not have discretion to cast a vote FOR the approval of the Declassification of the Board without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors recommends that shareholders vote FOR the Declassification of the Board.

PROPOSAL NO. 3—ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

Under applicable law and implementing regulations, as a participant in the U.S. Treasury’s Capital Purchase Program, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.”

The vote is not binding on the Board of Directors and may not be construed as overruling a decision by the Board of Directors, nor creating or implying any additional fiduciary duty by the Board of Directors, nor be construed to restrict or limit the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Because your vote is advisory, it will not be binding upon the Board. However, the Compensation Committee values the opinions that our shareholders express in their votes and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal to approve the advisory (non-binding) vote on executive compensation requires the affirmative vote FOR a majority of the shares present and voting on this matter. Brokers do not have discretion to cast a vote FOR the approval of the Advisory (Non-Binding) Vote on Executive Compensation without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this proxy statement.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of February 15, 2013, regarding the shares of Intermountain Voting Common Stock beneficially owned by (i) each person (other than executive officers or directors whose stock ownership is listed below), known by Intermountain to own beneficially more than 5% of Intermountain’s Voting Common Stock, (ii) each director of Intermountain, (iii) each executive officer of Intermountain, which includes the Named Executive Officers, and (iv) all directors and executive officers of Intermountain as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as noted below, to our knowledge, each holder has sole voting and investment power with respect to shares of Intermountain Voting Common Stock listed as owned by such person or entity. The number of shares beneficially owned is based on the shares of our common stock outstanding on February 15, 2013. Share amounts in the table below have been adjusted to reflect the 1-for-10 reverse stock split that was effected on October 5, 2012. Shares of our Voting Common Stock subject to stock options that are currently exercisable or exercisable within 60 days of February 15, 2013 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Principal Shareholders (5% or More Owners Exclusive of Directors and Officers)

Name and Address of Beneficial Owner	Number of Shares of Voting Common Stock Owned(1)	Percentage of Outstanding Voting Common Stock
Stadium Capital Management, LLC 199 Elm Street New Canaan CT, 06840(2)	387,822	14.9%

Castle Creek Capital Partners IV, LP c/o Castle Creek Advisors IV LLC 6051 El Tordo Rancho Santa Fe, CA 92067(3)	257,681	9.9%

Covenant Global Investors 210 Park Ave., Suite 3000 Oklahoma City, OK 73120(4)	192,941	7.4%

Ulysses Management One Rockefeller Plaza, 20th Floor New York, NY 10020(5)	160,000	6.1%

The Banc Funds Company LLC 20 North Wacker Drive, Suite 3300 Chicago, IL 60606(6)	242,942	9.3%

(1)	Share amounts have been adjusted to reflect the 1-for-10 reverse stock split effected October 5, 2012.
(2)	Based on a Form 4 filed on May 30, 2012, ownership includes 356,796 shares of common stock owned directly by Stadium Capital Partners, L.P. (“Stadium L.P.”) and 31,026 shares of common stock owned directly by Stadium Capital Qualified Partners, L.P. (“Stadium Qualified”). Stadium Capital Management, LLC (“Stadium LLC”) is the general partner of Stadium L.P. and Stadium Qualified, each of which are limited partnerships. Alexander M. Seaver and Bradley R. Kent are the managers of Stadium LLC. Stadium LLC, through Stadium L.P. and Stadium Qualified, also owns 1,649,863 shares of Non-Voting Common Stock.

(3)	Based on the Schedule 13D filed on May 31, 2012 by Castle Creek Capital Partners IV, LP (“Fund IV”), a limited partnership, Castle Creek Capital IV LLC, a limited liability company (“CCC IV”), John M. Eggemeyer, a managing principal of Castle Creek Capital LLC and CCC IV and William J. Ruh, a managing principal of Castle Creek Capital LLC and CCC IV. Fund IV also owns 1,780,004 shares of Non-Voting Common Stock
(4)	Based on the shares issued in the 2012 Capital Raise pursuant to the securities purchase agreement dated January 20, 2012.
(5)	Based on the Schedule 13G filed on February 14, 2013, ownership includes 133,537 shares of common stock owned directly by Ulysses Partners L.P. (“UP LP”) and 26,463 shares of common stock owned directly by Ulysses Offshore Fund Ltd. (“UOF”). Ulysses Management LLC (“UM LLC”) serves as the management company to UP LP and to UOF. Joshua Nash LLC is the managing general partner of UP LP. Joshua Nash is the sole member of Joshua Nash LLC, the President of UOF and the managing member of UM LLC.
(6)	Based on the Schedule 13G filed on February 14, 2013, ownership includes 105,310 shares owned by Banc Fund VI L.P. (“BF VI”), an Illinois Limited Partnership, and 137,632 shares owned by Banc Fund VII L.P. (“BF VII”) an Illinois Limited Partnership. The general partners of BF VI and BF VII respectively are MidBanc VI L.P. (“MidBanc VI) and MidBanc VII L.P. (“MidBanc VII”), both of which are Illinois limited partnerships. The general partner of MidBanc VI and MidBanc VII is The Banc Funds Company LLC (“TBFC”), an Illinois corporation whose principal shareholder and manager is Charles J. Moore who is the controlling member of TBFC and each of the Partnership entities directly or indirectly controlled by TBFC.

Directors and Named Executive Officers

Name and Position	Number of Shares of Common Stock Owned(1)(2)(3)		Percentage of Outstanding Common Stock
John B. Parker, Chairman	18,253	(4)	*
James T. Diehl, Vice Chairman	24,553	(5)	*
Curt Hecker, Director, President and CEO of the Company and the Bank	23,874	(6)	*
Ford Elsaesser, Director	46,862	(7)	1.8%
Ronald Jones, Director	9,064	(8)	*
Russell J. Kubiak, Director	502		*
Maggie Y. Lyons, Director	25,874	(9)	*
Jim Patrick, Director	9,502	(10)	*
Michael J. Romine, Director	101,820	(11)	3.9%
John L. Welborn, Jr., Director	0		*
David Dean, SVP and Chief Credit Officer of the Bank	2,930	(12)	*
Douglas Wright, EVP, Chief Financial Officer and Treasurer of the Company and the Bank	8,337	(13)	*
Pamela Rasmussen, EVP and Chief Administrative Officer of the Bank and Assistant Secretary of the Company and the Bank	1,903	(14)	*
All directors and executive officers as a group (13 persons)	273,474		10.5%

*	Denotes less than 1%
(1)	Includes shares subject to options that could be exercised within 60 days of the Record Date as follows: 55 shares for Mr. Parker; 91 shares for Mr. Diehl; 0 shares for Mr. Hecker; 91 shares for Mr. Elsaesser; 636 shares for Mr. Jones; 0 shares for Mr. Kubiak; 55 shares for Ms. Lyons; 636 shares for Mr. Patrick; 91 shares for Mr. Romine; 0 shares for Mr. Welborn; 19 shares for Mr. Dean; 2,106 shares for Mr. Wright; 109 shares for Ms. Rasmussen; and 3,889 shares for all directors and executive officers as a group.
(2)

Includes shares of restricted stock subject to vesting requirements as follows: 4 shares for Mr. Parker; 4 shares for Mr. Diehl; 87 shares for Mr. Hecker; 4 shares for Mr. Elsaesser; 4 shares for Mr. Jones; 0 shares for Mr. Kubiak; 4 shares for Ms. Lyons; 4 shares for Mr. Patrick; 4 shares for Mr. Romine; 0 shares for Mr. Welborn; 4 shares for Mr. Dean; 70 shares for Mr. Wright; 60 shares for Ms. Rasmussen; and 249 shares for all directors and executive officers as a group.
(3)	Share amounts have been adjusted to reflect the 1-for-10 reverse stock split effected October 5, 2012.
(4)	Includes 5,478 shares held in the Parker Family II LLC of which Mr. Parker is co-manager with his spouse; 300 shares held in an IRA for Mr. Parker; and 10,858 shares held jointly with spouse.
(5)	Includes 970 shares held jointly with spouse; 8 shares held by spouse; 29 shares held in an IRA for spouse; 32 shares held in an IRA for the benefit of Mr. Diehl; and 17,046 shares held in the Diehl Family LLC of which Mr. Diehl is a managing member.
(6)	Includes 19,396 shares held in the Hecker Family Trust; 4,319 shares held in an IRA account for the benefit of Mr. Hecker; 36 shares held in a custodial account for son; and 36 shares held jointly with son.
(7)	Includes 220 shares held jointly with spouse; 518 shares held by Mr. Elsaesser’s son and daughters; 43,600 shares held in a pension fund trust for the benefit of Mr. Elsaesser; and shares held in pension fund trusts of which Mr. Elsaesser is trustee as follows: 606 shares for Joseph Jarzabek; 263 shares for Donna La Rue; 72 shares for Lois LaPointe; 8 shares for Sherylee Foster; 41 shares for Deborah Hillen; and 9 shares for the benefit of Darla Kuhman.
(8)	Includes 6,813 shares held jointly with spouse; 725 shares held in an IRA account for the benefit of Mr. Jones’ spouse; and 886 shares held in an IRA account for the benefit of Mr. Jones.
(9)	Includes 25,120 shares held jointly with spouse, 259 shares held in an IRA account for the benefit of Ms. Lyons’ spouse, and 436 shares held in an IRA for Ms. Lyons.
(10)	Includes 7,903 shares held jointly with spouse; 22 shares held in an IRA account for the benefit of Mr. Patrick’s spouse; and 937 shares held in IRA accounts for the benefit of Mr. Patrick.
(11)	Includes 119 shares held in the Romine Educational Trust; 547 shares held by Mr. Romine’s spouse; and 50,321 shares held in the Romine Family Investments LLC of which Mr. Romine has sole voting and dispositive power.
(12)	Includes 503 shares that Mr. Dean holds in Domino Investments LLC.
(13)	Includes 6,161 shares that Mr. Wright holds jointly with his spouse.
(14)	Includes 1,734 shares held by Ms. Rasmussen in the Rasmussen Family Trust.

Officers

The following table sets forth information with respect to the executive officers who are not directors or nominees for director of Intermountain, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Officer of the Company Since
David Dean	58	SVP & Chief Credit Officer of Bank	2011
Douglas Wright	48	EVP, Chief Financial Officer and Treasurer of the Company and the Bank	2002
Pamela Rasmussen	52	EVP and Chief Administrative Officer of the Bank and Assistant Secretary of the Company and the Bank	2004

Background of Executive Officers

David Dean was appointed Chief Credit Officer of the Bank on October 28, 2011, in connection with an internal reorganization of Intermountain and the Bank. Mr. Dean has been employed with the Bank for 12 years and most recently served to oversee the Special Assets Group and Credit Risk Management team.

Douglas Wright joined the Company in 2002 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Wright served as Senior Vice President and Production Manager at Sterling Savings Bank from June 1996 to May 2002.

Pamela Rasmussen joined the Company in 2004 as Senior Vice President and Chief Operating Officer. In 2006, Ms. Rasmussen was promoted to Executive Vice President and Chief Operating Officer. In 2012, Ms. Rasmussen’s title was changed to Chief Administrative Officer to more accurately reflect her primary duties. Prior to joining the Company, Ms. Rasmussen was the Vice President of Operations and Cashier at Stockman Financial Corporation from March 2000 to April 2002 and was the Operations Officer and Chief Financial Officer of Snake River Bancorp, Inc. (the former holding company of Magic Valley Bank) from April 2002 to November 2004.

PROPOSAL NO. 4—RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed BDO USA, LLP (“BDO”) to serve as the independent registered public accounting firm for Intermountain and its subsidiaries for the year ending December 31, 2013, and any interim periods. BDO has advised Intermountain that it will have in attendance at the annual meeting one or more representatives who will be available to respond to appropriate questions presented at the annual meeting. Such representatives will have an opportunity to make a statement at the annual meeting if they desire to do so. If the required number of votes does not ratify the appointment of BDO, the Audit Committee will take that into account for future selection of independent registered public accountants.

Vote Required and Board Recommendation

The proposal for the shareholders to ratify the selection of BDO as our independent registered public accounting firm requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board of Directors unanimously recommends that Shareholders vote “FOR” the proposal to ratify the appointment of BDO as the independent auditors for Intermountain for 2013.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP, an independent registered public accounting firm, performed the audit of our consolidated financial statements, which include our subsidiary Panhandle State Bank, for the year ended December 31, 2012. In addition, the effectiveness of Intermountain’s internal controls over financial reporting as of December 31, 2012 has been audited by BDO USA, LLP.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Intermountain by BDO, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2012 and 2011 fiscal years and for other services rendered during the 2012 and 2011 fiscal years.

Fee Category	Fiscal 2012	% of Total	Fiscal 2011	% of Total
Audit Fees	$352,050	82%	$401,200	85%
Audit-Related Fees	28,200	7	43,300	9
Tax Fees	49,575	11	30,050	6
All Other Fees	0	0	0	0

Total Fees	$429,825	100%	$474,550	100%

Audit Fees. Consists of fees billed to Intermountain for professional services rendered by BDO in connection with the audit of our financial statements and review of financial statements included in Intermountain’s Form 10-Qs and 10-Ks, fees for services performed in relation to compliance with Sarbanes Oxley Rule 404, or services by BDO in connection with statutory or regulatory filings or engagements.

Audit-Related Fees. Consists of fees relating to the audit of the employee benefit plan and HUD compliance fees for 2011 and 2012.

Tax Fees. Consists of fees related to the preparation of Intermountain’s consolidated federal and state tax returns and tax consulting services.

All Other Fees. There were no other fees incurred for 2012 or 2011.

In considering the nature of the services provided by BDO, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with BDO and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services, compliance services, consulting services and other services. For each proposed service, the independent auditor is required to provide detailed back-up documentation at the time of approval. The Audit Committee may delegate pre-approval to its chairman or one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting.

Report of Audit Committee

The Audit Committee of the Board of Directors makes the following report which, notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee operates under a written charter that is reviewed annually by the Board of Directors and complies with all current regulatory requirements. Our agendas are controlled by the Committee Chair.

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibilities relating to our corporate accounting and reporting practices and the quality and integrity of our financial reports. The purpose of the Committee is to serve as an independent and objective party to monitor our financial reporting process and internal control system, review and appraise the audit effort of our independent accountants and internal auditing department, and maintain free and open means of communication between the Board of Directors, the independent accountants, financial management, and the internal audit department.

The Audit Committee is responsible for assuring the independence of the independent auditor and for retention, supervision and termination of the independent auditor. The independent auditor reports directly to the Audit Committee. The Committee has established a policy for approval of non-audit-related engagements awarded to the independent auditor. Such engagements must not impair the independence of the auditor with respect to Intermountain, as prescribed by the Sarbanes Oxley Act of 2002 (“Sarbanes Act”). As a result, payment amounts are limited and non-audit-related engagements must be approved in advance by the Committee. The Audit Committee determines the extent of funding that we must provide to it and has determined that such amounts are sufficient to carry out its duties.

Management has the primary responsibility for our financial statements and reporting process, including the system of internal controls and reporting. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee monitors the integrity of our financial reporting process and system of internal controls and monitors the independence and performance of our independent auditors and internal auditors.

With respect to the year ended December 31, 2012, in addition to its other work, the Committee:

•	reviewed and discussed with management the audited consolidated financial statements of Intermountain as of and for the year ended December 31, 2012;

•	reviewed and discussed with management the results of management’s assessment of the Company’s internal control over financial reporting;

•

discussed with BDO USA, LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended, with respect to its review of the findings of the independent auditor during its examination of our financial statements;

•

received from BDO USA, LLP, written disclosures and the letter from the independent registered public accountants required by Rule 3526, “Communications with Audit Committees Concerning Independence,” of the Public Company Accounting Oversight Board and has discussed with the independent registered public accounting firm the firm’s independence; and

•

discussed with our internal and independent auditors the overall scope and plan for their respective audits. The Audit Committee met with the internal and independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls and the overall quality of our financial reporting.

The Committee recommended, based on the review and discussion summarized above, that the Board of Directors include the audited consolidated financial statements in Intermountain’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the SEC. The Audit Committee also appointed and recommended to the Board for approval and ratification the retention of BDO USA, LLP as the Company’s independent registered public accounting firm for 2013. The Board has approved and ratified the appointment.

2012 Audit Committee Members

Michael J. Romine (Chairperson) * James T. Diehl * Ronald Jones

*John B. Parker

COMPLIANCE WITH SECTION 16(A) FILING REQUIREMENTS

Section 16(a) of the Securities Exchange Act of 1934 requires that all of our executive officers and directors and all persons who beneficially own more than ten percent of our Voting Common Stock file reports with the SEC regarding beneficial ownership of Company stock. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely on our review of the copies of the filings which we received for the fiscal year ended December 31, 2012, or written representations from certain reporting persons, we believe that the reporting persons made all filings required by Section 16(a) on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As described in our 2012 Annual Meeting Proxy Statement, on January 23, 2012, the Company entered into separate securities purchase agreements with investors to purchase an aggregate of $47.3 million in (i) an aggregate of 12,350,352 shares of the Company’s Voting Common Stock for $1.00 per share, (ii) an aggregate of 698,992.96 shares of the Company’s Series B Preferred Stock for $50.00 per share, which Series B Preferred Stock was convertible into Non-Voting Common Stock; and (iii) warrants to purchase up to 1,700,000 shares of the Non-Voting Common Stock at $1.00 per share.

Among the investors were seven of the Company’s directors (or affiliated entities) and JRF, LLC, an affiliate of the James Fenton Company, Inc., which beneficially owned 5.5% of the Company’s common stock at closing. The parties (or affiliates) with a value of securities that individually exceeded $120,000 and who purchased Company’s securities are: (i) JRF, LLC: $2,500,000; (ii) Michael J. Romine: $2,000,000; (iii) Ford Elsaesser: $325,000; and (iv) Maggie Y. Lyons $200,000. In addition, pursuant to their respective securities purchase agreements, Messrs. Kubiak and Welborn of JRF, LLC and Stadium Capital Management, LLC, respectively, were appointed to the Company’s Board of Directors.

Effective May 24, 2012, the Series B Preferred Stock was converted into shares of Non-Voting Common Stock at $1.00 per share.

Transactions between Intermountain or its affiliates and related persons (including directors and executive officers of Intermountain and the Bank, or their immediate families) must be approved by the Audit Committee of the Board. A transaction between a “related person” shall be consummated only if the Audit Committee approves or ratifies such transaction in accordance with the procedures established by the Board in accordance with its lending and Corporate Governance Policy, and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

Intermountain and the Bank have had, and expect to have in the future, banking transactions, including loans, in the ordinary course of business with directors, executive officers, and their associates, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other persons, which transactions do not involve more than the normal risk of collectability or present other unfavorable features.

OTHER BUSINESS

The Board knows of no other matters to be brought before the shareholders at the annual meeting. If other matters are properly presented for a vote at the annual meeting, the proxy holders will vote shares represented by properly executed proxies in their discretion in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder Proposals

In order for a shareholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 19, 2013 and should contain such information as required under our Bylaws. Such proposals should be directed to our Corporate Secretary at P. O. Box 967, Sandpoint, Idaho 83864, and must comply with the SEC’s regulations regarding the inclusion of shareholder proposals in company-sponsored proxy materials. No shareholder proposal from the floor will be considered at the annual meeting. In addition, if we receive notice of a shareholder proposal after March 3, 2014, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

Director Nominations

Our Bylaws provide for the nomination of director candidates by Company shareholders. In order to recommend that the Nominating Committee consider a person for inclusion as a director nominee in our proxy statement for next year’s annual meeting, we must receive a recommendation no later than December 19, 2013. In addition, the notice of recommendation must meet all other requirements contained in our Bylaws. Such recommendation should be sent to the attention of the Secretary of the Company and should contain the following information: (a) the name and address of each proposed nominee and the number of shares of Intermountain stock held by such nominee; (b) the principal occupation of each proposed nominee; (c) a description of any arrangements or understandings between the nominee and the nominating shareholder pursuant to which the nomination is being made; (d) your name and address; (e) the number of shares of stock of Intermountain you own; and (f) a consent of the nominee agreeing to the nomination. The presiding officer of the meeting may disregard your nomination if it does not contain the above information and otherwise meet the requirements set forth in our Bylaws.

Copy of Bylaw Provisions

You may contact our Corporate Secretary for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates.

ANNUAL REPORT TO SHAREHOLDERS

Any shareholder may obtain without charge a copy of our Annual Report on Form 10-K filed with the SEC under the Securities Exchange Act of 1934 for the year ended December 31, 2012, including financial statements. Written requests for the Form 10-K should be addressed to Susan Pleasant, Asst. Vice President, Shareholder Relations, P. O. Box 967, Sandpoint, Idaho 83864.

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of this proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written request, a separate copy of this proxy statement to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Asst. Vice President, Shareholder Relations at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the Annual Report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

ANNUAL MEETING OF SHAREHOLDERS OF

INTERMOUNTAIN COMMUNITY BANCORP

April 24, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. ELECTION OF DIRECTORS: TERMS TO EXPIRE IN 2016				2.	To approve an amendment to our articles of incorporation to declassify the board of directors and require that each director stand for election annually.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: James T. Diehl
		Russell J. Kubiak John B. Parker Jim Patrick		3.	To consider and approve an advisory (non-binding) vote to approve the compensation of Intermountain executive officers as disclosed in the proxy statement.	☐	☐	☐

				4.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for the fiscal year 2013.	☐	☐	☐
					Whatever other business that may properly be brought before the meeting or any adjournment thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Shareholder	Date	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign    When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person

INTERMOUNTAIN COMMUNITY BANCORP

Proxy for Annual Meeting of Shareholders on April 24, 2013

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Michael J. Romine, Maggie Y. Lyons and Ronald Jones, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Intermountain Community Bancorp, to be held April 24, 2013 at 10:00 am PDT at the Sandpoint Center, 414 Church Street, Sandpoint, Idaho, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)